POTLATCH CORPORATION DIRECTOR COMPENSATION

On May 3, 2017, Board of Directors of Potlatch Corporation approved changes to the director compensation program. All changes are effective May 3, 2017. Set forth below is a summary of the Company’s director compensation program effective May 3, 2017.

Director Annual Retainer Fee

Each non-employee Director will be paid an annual cash retainer fee for their service as a Director in the amount of $50,000. The Lead Director will be paid a supplemental annual retainer fee of

$20,000.

Committee Member Annual Retainer Fees

Each member of the Audit Committee will be paid an annual cash retainer fee of $12,000. The Chair of the Audit Committee will receive a supplemental annual retainer fee of $15,000. Each member of the Executive Compensation and Personnel Policies Committee will be paid an annual cash retainer fee of $7,500 and the Chair of the Executive Compensation and Personnel Policies Committee will receive a supplemental annual retainer fee of $10,000. Members of the Nominating and Corporate Governance Committee will each receive an annual retainer fee of $5,000 and the Chair of the Nominating and Corporate Governance Committee will receive a supplemental annual retainer fee of $5,000. Each non- employee member of the Finance Committee will receive an annual retainer fee of $2,500 and the Chair of the Finance Committee will receive a supplemental annual retainer fee of $5,000.

Director Long-Term Incentive Award

In December of each year, each of the non-employee directors will be granted an equity award, in the amount of $75,000. Under the terms of the award, common stock units (“Phantom Stock Units”) to be credited to each director's account will be determined by dividing the cash amount by the closing price of Potlatch Corporation common stock on the date of the grant. These Phantom Stock Units are then credited with amounts in Phantom Stock Units equal in value to the distributions that are paid on the same amount of common stock. Upon separation from service as a Director, the Phantom Stock Units held by the Director in his or her deferred account will be paid to the Director in shares of Potlatch Corporation stock.

Deferral Option for Cash Retainer Fees

Pursuant to the Directors Plan, Directors may elect to defer receipt of some or all of their cash retainer fees. A Director who chooses to defer some or all of the cash retainer fees has the option of deferring the designated amount into an interest-bearing account that is payable at the end of the deferral period in cash, or a Phantom Stock Unit account that is paid at the end of the deferral period in the form of shares of Potlatch Corporation stock. The Phantom Stock Unit account will be credited with dividend equivalents. The number of stock units credited to a director’s Phantom Stock Unit account will be determined by dividing the amount of the retainer fee payment by the closing price of Potlatch Corporation stock on the date the retainer fee would otherwise be paid.

Other Benefits

Directors will continue to receive coverage under a Director and Officer Liability Insurance Policy and an Accidental Death and Dismemberment Insurance Policy. Directors may, at their own expense, purchase coverage for their spouses under the Accidental Death and Dismemberment Insurance Policy. Directors are eligible to participate in the Company’s Matching Gifts to Education Program, available to all company employees, which matches contributions of up to $1,500 per year to eligible educational institutions.

Director Stock Ownership Guidelines

In order to promote and increase equity ownership by our Directors and to further align their interests with those of our stockholders, the Board has adopted stock ownership guidelines that require each non-employee Director to own beneficially Potlatch Corporation shares with a value of at least $150,000 by the later of January 1, 2009, or the fifth anniversary of his or her election as a director. Phantom Stock Units held in Directors’ accounts under the Directors Plan are counted for purposes of determining whether a Director has satisfied the share ownership requirement.

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